Exhibit 10.7




                         SECURED TRADE CREDIT PROGRAM
                               LETTER AGREEMENT




FROM:    [Vendor ID/Info Inserted Here]





                  (referred to as "Vendor")

TO:               Friedman's Inc.
                  171 Crossroads Parkway
                  Savannah, Georgia  31422


It is our understanding that Friedman's has implemented a Secured Trade Credit Program ("Program") which will extend to participating "Approved Trade Creditors" the benefit of a junior lien or "Trade Creditor Lien" in all of Friedman's and its subsidiaries' assets that secure the $67.5 million revolving credit facility arranged for Friedman's by Bank of America, N.A. and the $67.5 million term credit facility arranged for Friedman's by an affiliate of Farallon Capital Management, LLC (collectively, the "Senior Credit Facility"). The Trade Creditor Lien will be junior to all liens from time to time securing the Senior Credit Facility.

The Trade Creditor Lien will cover (1) the amounts owed and past due as of July 31, 2004 (inclusive of interest, as applicable, as of such date), with respect to asset merchandise invoices and memo merchandise invoices, which remain unpaid per Friedman's records, in the aggregate amount of $__________________ (the "Standstill Amount"), (2) accrued and unpaid interest with respect to the Standstill Amount at the applicable rate and as provided below, (3) all amounts owed with respect to asset goods received from Vendor by Friedman's and/or memo goods received from Vendor and sold by Friedman's, in each case on and after the first business day of the month in which Friedman's receives and accepts this Letter Agreement, and (4) if this Letter Agreement is received and accepted by Friedman's on or before September 15, 2004, all amounts owed with respect to asset goods received from Vendor by Friedman's and/or memo goods received from Vendor and sold by Friedman's, in each case prior to September 1, 2004 for which payment to Vendor was not past due as of July 31, 2004 and was not included in the Standstill Amount (the amounts described in (1), (2), (3) and, if applicable, (4), collectively, the "Trade Creditor Debt" and the amounts described in (4) regardless of the timing of execution of this Letter Agreement, the "Category 4 Amount").

Vendor desires to participate in the Program and to receive the benefit of the Trade Creditor Lien. As an inducement to Friedman's to grant to Vendor status in the Program as an Approved Trade Creditor, Vendor represents, covenants, warrants and agrees that Vendor:

         (a) has read the Secured Trade Credit Program Terms and Conditions and Statement of Qualifications (the "Statement of Qualifications") published by Friedman's and incorporated herein by reference, meets all the requirements set forth in the Statement of Qualifications and shall, together with its participation in the Program, be governed by the terms and conditions of the Statement of Qualifications, which includes:

                  (i) continuing to supply goods to Friedman's based upon normal and customary trade terms, practices and programs in accordance with the Statement of Qualifications;

                  (ii) accepting payment of the Standstill Amount pursuant to the schedule set forth below, with interest thereon commencing on August 1, 2004 at the rate of six percent (6%) per annum (or at a default rate of eight percent (8%) per annum if and when applicable pursuant to the Statement of Qualifications), with the first interest payment to be made on September 30, 2004 and thereafter quarterly in arrears through and including December 31, 2005;

                  o On September 30, 2004, to the extent that the aggregate Standstill Amount of all Approved Trade Creditors exceeds $25 million as of September 15, 2004, Friedman's shall pay Vendor its pro rata share of 10% of the then aggregate amount of the Standstill Amounts;

                  o On December 31, 2004, Friedman's shall pay Vendor its pro rata share of the amount by which the then aggregate Standstill Amount of all Approved Trade Creditors exceeds $17.5 million;

                  o On October 31, 2005, Friedman's shall pay Vendor its pro rata share of the amount by which the then aggregate Standstill Amount of all Approved Trade Creditors exceeds $15 million;

                  o On December 31, 2005, Friedman's shall pay Vendor its remaining Standstill Amount;

                  (iii) accepting payment of the Category 4 Amount upon the latest to occur of (A) three business days following execution of this Letter Agreement, (B) September 15, 2004, or (C) the date upon which the Category 4 Amount becomes due in the ordinary course of business; and

                  (iv) forbearing from exercising any remedy to collect the Standstill Amount and the interest thereon;

         (b) hereby acknowledges that the violation of Vendor's agreement to forbear from exercising any remedy to collect the Standstill Amount and the interest thereon will cause irreparable harm to Friedman's and agrees that any such violation shall give rise to the following remedies (which constitute the only remedies available to Friedman's and as to which Vendor hereby waives all defenses): (i) immediate injunctive relief as may be necessary to restore the status quo; (ii) loss of Vendor's interest in the Trade Creditor Lien; and (iii) any applicable damages for commencing any Insolvency Proceeding (as defined in the Statement of Qualifications);

         (c) shall notify Friedman's at the above address promptly in writing at such time as Vendor ceases to meet any one or more of the requirements set forth in the Statement of Qualifications; and

         (d) hereby (i) appoints William Kaye, or such other designee of the Vendor Committee (as defined in the Statement of Qualifications) as designated by the Vendor Committee prior to the execution of the Collateral Trust Agreement, to act as Collateral Trustee (the "Collateral Trustee") for the benefit of Vendor and the other Approved Trade Creditors in respect of the Trade Creditor Lien on the terms and conditions set forth in the Trade Creditor Lien Documents (as defined in the Statement of Qualifications), (ii) authorizes the Collateral Trustee to act on the terms and conditions set forth in the Trade Creditor Lien Documents and (iii) acknowledges that it has received copies of, has read and agrees to all of the terms of and agrees to be bound by the Trade Creditor Lien Documents and its rights and obligations thereunder.

To participate in the Program, an authorized representative of Vendor must sign and return this Letter Agreement to Friedman's at the above address for review and written acceptance by Friedman's.


                                  Signature of Authorized Vendor Representative


                                  _______________________________________
                                  Name (Type or Print)


                                  _______________________________________
                                  Title


                                  _______________________________________
                                  Date




Note: Written notices from Friedman's concerning the Program, including Friedman's written acceptance of this Letter Agreement, will be sent to the address on the reverse side of this Letter Agreement unless a different address is specified below:


                                  _______________________________________
                                  Address


                                  _______________________________________
                                  City, State, Postal Code



RECEIVED AND ACCEPTED:
FRIEDMAN'S INC.



By:  ____________________________              Date:_____________________

                                    SECURED
                             TRADE CREDIT PROGRAM
                           TERMS AND CONDITIONS AND
                          STATEMENT OF QUALIFICATIONS
                          ---------------------------

1. Debt Secured By Trade Creditor Lien.
   -----------------------------------

         a. The Trade Creditor Lien shall cover (i) the amounts owed and past due as of July 31, 2004 (inclusive of interest, as applicable, as of such date) with respect to asset merchandise invoices and memo merchandise invoices, which remain unpaid per Friedman's records, in the aggregate amount set forth in the Letter Agreement (the "Standstill Amount"); (ii) any accrued and unpaid interest on the Standstill Amount from and after August 1, 2004, as set forth in the Letter Agreement; (iii) all amounts owed with respect to asset goods received from Vendor by Friedman's and/or memo goods received from Vendor and sold by Friedman's, in each case on or after the first business day of the month in which the Secured Trade Credit Program Letter Agreement (the "Letter Agreement") executed by Vendor is received and accepted in writing by Friedman's; and (iv) if the Letter Agreement executed by Vendor is received and accepted in writing by Friedman's on or before September 15, 2004, all amounts owed with respect to asset goods received from Vendor by Friedman's and/or memo goods received from Vendor and sold by Friedman's, in each case prior to September 1, 2004, for which payment was not past due as of July 31, 2004 and was not included in the Standstill Amount (the amounts described in (i), (ii), (iii) and, if applicable, (iv), collectively, the "Trade Creditor Debt").

         b. The Trade Creditor Lien shall not cover any amounts with respect to goods received from Vendor by Friedman's on or after the earlier of January 1, 2006 or the payment in full of the Standstill Amount (but the Trade Creditor Lien shall continue to cover amounts owed for goods shipped prior to such date). In addition, amounts owed for goods that are secured by letters of credit, bankers' acceptances, or other security ("Excluded Goods") are excluded from the Program and any amounts owed with respect thereto are not covered by the Trade Creditor Lien. The rights of all Vendors providing Excluded Goods to Friedman's are not in any way affected by the Program with respect to such Excluded Goods.

2. Qualifications. To qualify as an Approved Trade Creditor:
   --------------

         a. Forbearance. Vendor shall forbear from exercising any remedy with respect to collection of the Standstill Amount and the interest thereon, including without limitation making demands for payment or return of merchandise or joining in a petition for an involuntary bankruptcy of Friedman's or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, custodian or other similar official (each, an "Insolvency Proceeding") and hereby waives any such rights. Vendor hereby acknowledges that the violation of its agreement to so forbear from exercising any remedy with respect to the Standstill Amount and the interest thereon will cause irreparable harm to the Company and agrees that any such violation shall give rise to the following remedies (which constitute the only remedies available to Friedman's and as to which Vendor hereby waives all defenses): (i) immediate injunctive relief as may be necessary to restore the status quo; (ii) loss of Vendor's interest in the Trade Creditor Lien (and such Vendor's claims shall no longer be secured by the Trade Creditor Lien); and (iii) any applicable damages for commencing any Insolvency Proceeding ((i), (ii), and (iii), collectively, the "Standstill Violation Remedies"). Notwithstanding the foregoing, Vendor shall not be prohibited from exercising its remedies with respect to any other goods shipped to Friedman's (and not included in the Standstill Amount) for which payment becomes past due; provided that such remedy does not include foreclosing on collateral or joining in an Insolvency Proceeding (as to which remedies Vendor has waived its rights to pursue, as well as any defenses concerning the Standstill Violation Remedies). Vendor's forbearance as described herein shall continue notwithstanding the existence of any Program Default or Individual Default (as such terms are defined herein).

         b. Continuation Of Terms And Trade Volume.
            --------------------------------------

                  (i) With respect to the 2004 holiday selling season, Vendor must continue to supply and ship goods to Friedman's based upon orders heretofore and hereafter placed by Friedman's (as may be supplemented or amended) on (A) normal and customary trade terms and practices (including, but not limited to, credit limits, cash discounts, timing of payments, allowances, rebates, coupon reconciliation, normal product mix and availability, volume discount, and other applicable terms, but excluding therefrom any penalties for late delivery of goods (and late delivery for goods themselves as may be agreed to in advance by Friedman's and Vendor) ordered and scheduled to be received prior to the effective date of the Program) in effect between Vendor and Friedman's on a historical basis for Friedman's 2002 and 2003 fiscal years, but not less than 60 day payment terms with respect to asset goods, or (B) such other trade terms, practices, and programs that have been or will be mutually agreed to between Vendor and Friedman's ((A) and (B) collectively, "Customary Terms").

                  (ii) With respect to orders placed or to be placed by Friedman's for the 2005 Valentine's Day and 2005 Mother's Day selling seasons, including all goods to be received through April 30, 2005 (the "Initial 2005 Period"), Vendor must (A) fulfill such orders on Customary Terms and Policies (as hereinafter defined), or (B) inform Friedman's within 10 days after receipt of an order that it will be unable to fulfill such order.

         c. Vendor Performance. To receive and continue to receive the benefits of the Program, Vendor must be in full compliance with the Letter Agreement, and must also be in compliance with the current policies and practices of Friedman's (collectively, the "Policies") as follows:

                  (i) Vendor must have executed and delivered to Friedman's all documents required by Friedman's agreement on standard purchase order terms and conditions currently in existence for orders through December 31, 2004 or as may then be in existence thereafter (collectively, the "Related Documents"), and must currently be in full compliance with the same. Vendor's execution of the Letter Agreement shall constitute Vendor's acceptance of and agreement to the terms and conditions contained in all of the Related Documents, provided, however, that in the event of a conflict between the Related Documents and the Letter Agreement, the terms of the Letter Agreement shall control;

                  (ii) Vendor must be in full compliance with Friedman's code of business conduct and all of Friedman's other applicable business practice standards (including, without limitation, the requirement that Vendor comply with all applicable child, forced, and prison labor laws) currently in existence for orders through December 31, 2004, or as may then be in existence thereafter, and must not have violated such code of business conduct or any other applicable business practice standard(s) during the twelve calendar months preceding the date of execution of the Letter Agreement;

                  (iii) Vendor must at a minimum meet normal industry standards for performance regarding timing and completion levels of fill rates without substitutions; and

                  (iv) Vendor must comply with Friedman's policy regarding defective or non-conforming merchandise policy currently in existence for orders through December 31, 2004, or as may then be in existence thereafter.

3. Lien Limitations. If Vendor fails to fulfill any of the qualifications set forth in Section 2 above, then Vendor shall continue to be bound by its obligations set forth in Section 2.a above, including its agreement to forbear from exercising any remedy with respect to collection of the Standstill Amount and the interest thereon, and Friedman's shall continue to be bound to make the requisite amortization and interest payments on the Standstill Amount, but such Vendor may lose some or all of its interest in the Trade Creditor Lien as set forth below.

         a. Notice of Disqualification. At such time that Friedman's determines that Vendor has become disqualified as an Approved Trade Creditor, Friedman's shall notify Vendor in writing of its disqualification, and Vendor shall have three business days following receipt of such notice to cure any such disqualification; provided, however, that there shall be no cure period for any disqualification resulting from Vendor's violation of its forbearance obligations under the Program or Vendor's failure to ship merchandise to Friedman's, subject to usual and customary reconciliations of over- and under-shipments as determined by Friedman's consistent with prior practice.

         b. Prior to December 31, 2004. If Vendor becomes disqualified as an Approved Trade Creditor prior to December 31, 2004, then upon written notice to Vendor from Friedman's, Vendor (i) shall lose its interest in the Trade Creditor Lien with respect to the Standstill Amount and the interest thereon,
(ii) shall retain its interest in the Trade Creditor Lien for amounts outstanding with respect to asset goods received from Vendor by Friedman's and/or memo goods received from Vendor and sold by Friedman's, in each case during the period while Vendor was an Approved Trade Creditor, and (iii) shall not be entitled to a Trade Creditor Lien for amounts outstanding with respect to asset goods received from Vendor by Friedman's and/or memo goods received from Vendor and sold by Friedman's while Vendor is not an Approved Trade Creditor.

         c. January 1, 2005 through April 30, 2005.

                  (i) On, or to the extent reasonably practicable, before, October 31, 2004, Friedman's shall provide the informal committee of vendors ( the "Vendor Committee") with a tentative schedule (the "Valentine's Day Schedule") summarizing by category its aggregate merchandise requirements for Valentine's Day, 2005. On, or to the extent reasonably practicable, before, February 15, 2005, Friedman's shall provide the Vendor Committee with a tentative schedule (the "Mother's Day Schedule", and, together with the Valentine's Day Schedule, the "Initial 2005 Schedules") summarizing by category its aggregate merchandise requirements for Mother's Day, 2005. The Initial 2005 Schedules shall be good faith estimates of the approximate amount of asset goods and memo goods that the Company will require and shall be broken into categories of goods.

                  (ii) Actual merchandise orders for the Initial 2005 Period shall be placed by Friedman's in the ordinary course. To the extent that Vendor determines that it will not be able to fulfill an order for any reason other than the occurrence of an Individual Default or Program Default, Vendor must inform Friedman's in writing addressed to the chief executive officer of Friedman's (the "Vendor Notice") within 10 days after receipt of an order.

                  (iii) As to any Vendor Notices received, Friedman's may give notice to the Vendor Committee of an anticipated shortfall (the "Shortfall Notice") and the Vendor Committee shall have the opportunity of making alternative arrangements for the fulfillment of the underlying orders represented by the Vendor Notices upon the same Customary Terms applicable to the original order or the Customary Terms applicable to the replacing vendor, at the option of the replacing vendor (the "Alternative Arrangements"). In the event that (A) the Vendor Committee does not commit, within 10 days receipt of the Shortfall Notice, to provide Alternative Arrangements or
                  (B) the Alternative Arrangements are not fulfilled, for each such instance, there will be a pro rata reduction in the lien coverage for the Trade Creditor Debt, as of the earlier of (1) the date the Vendor Committee does not commit to provide alternative Arrangements or (2) the expiration of 10 days following receipt of the Shortfall Notice, in the same percentage as the aggregate unfulfilled orders for the Initial 2005 Period bear to the amount of the Trade Creditor Debt (with such reduced amount remaining as an unsecured obligation under the Program) and the assets in which the Trade Creditor Lien is granted shall be unencumbered by the Trade Creditor Lien in the amount of such shortfall percentage (e.g., The Trade Creditor Debt is $100 million, and the shortfall for the Initial 2005 Period is $5 million, or 5%. If the value of the collateral is $50 million, the collateral shall be unencumbered by the Trade Creditor Lien by the amount of $2.5 million).

                  (iv) Notwithstanding the foregoing, Alternative Arrangements need not be made with respect to a Vendor who does not fulfill an order as a result of the failure of Friedman's to pay an open invoice which is the subject of a good faith dispute by Friedman's if the Vendor Committee believes in good faith that Friedman's does not have a good faith basis for disputing the invoice.

         d. Subsequent to April 30, 2005. If, subsequent to April 30, 2005, Vendor ceases to do business with Friedman's or no longer qualifies as an Approved Trade Creditor, Vendor shall retain its interest in the Trade Creditor Lien with respect to the Standstill Amount and the interest thereon and any amounts outstanding with respect to asset goods received from Vendor by Friedman's and/or memo goods received from Vendor and sold by Friedman's, in each case while Vendor was an Approved Trade Creditor.

4. Waivers.
   -------

         a. Friedman's reserves the right to waive any one or more qualification or performance requirements for any Vendor at any time in Friedman's sole discretion (including written waivers simultaneous with the execution by Vendor of the Letter Agreement); provided, however, that no term or provision hereof shall be deemed waived and no breach consented to or excused, unless such a waiver, consent, or excuse shall be in writing and signed by the Chief Executive Officer or Chief Administrative Officer of Friedman's.

         b. To the extent that Friedman's finds it necessary to enter into a separate arrangement with a vendor who has never participated in the Program with respect to payment of amounts owed and past due as of July 31, 2004, Friedman's shall consult with a subcommittee of the Vendor Committee on no less than three days' notice prior to entering into such arrangement, provided that Friedman's shall not be required to so consult with respect to any individual transaction involving less than $100,000.

5. Events of Default.
   -----------------

         a. Program Defaults. The Collateral Trustee (as provided in the Collateral Trust Agreement) may declare a "Program Default" upon the occurrence and the continuance of:

                  (i) A payment default under the Senior Credit Facility;

                  (ii) The departure of Sam Cusano as Friedman's chief executive officer;

                  (iii) A notice of an event of default under the Senior Credit Facility is received by Friedman's (which notice Friedman's hereby agrees to provide to the Vendor Committee as soon as reasonably practicable following receipt by Friedman's) which would allow the lenders under the Senior Credit Facility to refuse to fund any further borrowing by Friedman's and which is not waived or otherwise cured within the time period provided by the Senior Credit Facility or any extension of such time period;

                  (iv) a material adverse change in the borrowing base under the Senior Credit Facility; and

                  (v) a default in the amortization or interest payments due with respect to the Standstill Amount that is not cured by the Company within 10 days after the due date.

         b. Individual Default. Vendor may declare an "Individual Default" upon the failure of the Company to make to Vendor a required payment under the Letter Agreement or an open invoice payment (so long as such payments are not the subject of a good faith dispute by the Company).

6. Remedies upon Company Default.
   -----------------------------

         a. Program Default Remedies. Upon the declaration by the Collateral Trustee that a Program Default has occurred and the expiration of the applicable cure period and for so long as such default is continuing:

                  (i) Vendor shall be entitled to discontinue shipments to Friedman's and still retain its interest in the Trade Creditor Lien; and

                  (ii) Solely with respect to a Program Default in the payment of amortization or interest on the Standstill Amount when due, a default rate of interest of 8% per annum shall apply to the then Standstill Amount until such time as the default is cured.

         b. Individual Default Remedies. Upon the occurrence of an Individual Default and for so long as such default is continuing, Vendor shall be entitled to discontinue shipments to Friedman's and still retain its interest in the Trade Creditor Lien.

7. Chargebacks. Friedman's will not apply any chargebacks prior to January 1, 2005, and, until such date, will use reasonable efforts to provide Vendor with monthly reports summarizing accrued chargeback amounts. Thereafter, chargebacks will be taken as credits on open and future invoices.

8. Financial Reporting Obligations. Friedman's shall provide Vendor, so long as Vendor is an Approved Trade Creditor, with the same financial reporting Friedman's is required to provide under the Senior Credit Facility, contemporaneously with the delivery of such reports to the lenders under the Senior Credit Facility.

9. Choice Of Law. The Letter Agreement shall be construed, interpreted, and enforced under and in accordance with the internal laws of the State of New York. Vendor agrees to exercise any right or remedy in connection with the Letter Agreement exclusively in, and hereby submits to the jurisdiction of, the State of Georgia Courts of Chatham County, Georgia, the United States District Court at Savannah, Georgia, the State of New York Courts of New York County, New York or the United States District Court for the Southern District of New York, at New York, New York.

10. Vendor Representations. Vendor represents, covenants, and warrants that it is duly organized, validly existing, operating in good standing in each jurisdiction where necessary to perform the Letter Agreement, and has the full power and authority to execute, deliver, and perform the Letter Agreement.

11. No Litigation. Vendor represents, covenants, and warrants that no litigation, proceeding, or governmental, regulatory, or administrative agency investigation or proceeding is pending or threatened against Vendor which might adversely affect Vendor's ability to perform the Letter Agreement.

12. Limitation Of Damages. Friedman's shall not be liable to Vendor for incidental, consequential, punitive, or exemplary damages arising in connection with the Letter Agreement, the Program or the Trade Creditor Lien, or the performance, omission of performance, or termination thereof, even if Friedman's has been advised of the possibility of such damages and without regard to the nature of the claim or the underlying theory or cause of action.

13. Assignment. Vendor may not assign its rights and/or duties under the Letter Agreement without the prior written consent of Friedman's given at Friedman's sole discretion, except with respect to credit insurance and factoring arrangements for new shipments. Any such attempted assignment shall be void and shall void Vendor's participation in the Trade Creditor Lien without further action by Friedman's. Vendor acknowledges that the Letter Agreement (a) is subject to the security interests granted by Friedman's to the lenders under the Senior Credit Facility and (b) does not constitute a portion of the collateral being granted to the Collateral Trustee.

14. General.
    -------

         a. Except with respect to any documentation issued by Friedman's to Vendor detailing the operation of, and procedures under, the Program, or modifying the Program or the Letter Agreement, the Letter Agreement (including the Statement of Qualifications and the other Trade Creditor Lien Documents) constitutes the final and entire understanding of Friedman's and Vendor with respect to the Program. All prior communications, understandings, and agreements, whether verbal or written, are merged herein; provided, however, the Letter Agreement shall not amend or supersede any written agreement between the Vendor and Friedman's on a Friedman's approved form of contract including, specifically, the Related Documents.

         b. Amendment.
            ---------

                  (i) The Letter Agreement may be amended or modified only by Friedman's as provided herein in a writing signed by the Chief Executive Officer or Chief Administrative Officer of Friedman's.

                  (ii) Notwithstanding anything contained herein or in the Letter Agreement to the contrary, (A) any amendment or modification to the amortization schedule set forth in paragraph (a)(ii) of the Letter Agreement shall only be effective upon the third business day following receipt by the collateral agent for the Lenders under the Senior Credit Facility (the "Senior Agent") of written notice from Friedman's regarding such amendment or modification; (B) any amendment or modification of paragraphs (d)(ii) or (d)(iii) of the Letter Agreement shall require the prior written consent of the Senior Agent; and (C) no amendment, modification or waiver of Section 2.a hereof or this subsection 14.b(ii) shall be permitted without the Senior Agent's prior written consent. The Senior Agent shall be a third party beneficiary solely with respect to this subsection 14.b(ii). All notices required hereby to be provided to the Senior Agent shall be provided in accordance with the terms and provisions of the Intercreditor Agreement referred to in Section 15 below.

         c. The paragraph titles used herein are provided solely for convenience and shall not be considered relevant in any construction hereof nor be interpreted to define, expand, or limit the provisions hereof.

15. Trade Creditor Lien Documents. The rights, benefits and obligations of Vendor as an Approved Trade Creditor are subject to and qualified entirely by the terms and conditions of (i) the Security Agreement, dated as of September 8, 2004, which establishes the Trade Creditor Lien, (ii) the Intercreditor Agreement dated as of September 8, 2004 concerning the priority of the Trade Creditor Lien and the ability of the Collateral Trustee and Vendor to exercise rights and remedies and (iii) related documents, including a guaranty by certain subsidiaries of Friedman's of the obligations secured by the Trade Creditor Lien (collectively, the "Trade Creditor Lien Documents"). Copies of the Trade Creditor Lien Documents are available upon written request to Friedman's.

16. Notices. Notices required or permitted by this Letter Agreement shall be given by certified mail, return receipt requested, overnight courier service or facsimile to the following notice addresses:

         a.       To Friedman's:
                  -------------

                  Sam Cusano
                  Chief Executive Officer
                  Friedman's Inc.
                  171 Crossroads Parkway
                  Savannah, GA  31422

                       with a copy to:

                  John Wm. Butler, Jr.
                  George N. Panagakis
                  Skadden, Arps, Slate,
                    Meagher & Flom LLP
                  333 West Wacker Drive
                  Chicago, IL 60606-1285
                  Telephone: (312) 407-0700
                  Facsimile: (312) 407-0411


         b.       To Vendor:
                  ---------

                  At the address specified in the Letter Agreement

         c.       To the Vendor Committee:
                  -----------------------

                  Michael Shaffet
                  M. Fabrikant & Sons
                  One Rockefeller Plaza
                  New York, NY 10020
                  Telephone: 212-554-9731
                  Facsimile: 212-581-3061

                       with a copy to:

                  Glenn B. Rice, Esq.
                  Scott L. Hazan, Esq.
                  Otterbourg, Steindler, Houston & Rosen, P. C.
                  230 Park Avenue
                  New York, NY 10169
                  Telephone:  212-661-9100
                  Facsimile:  212-682-6104